SECURITY AGREEMENT

To:   Laurus Master Fund, Ltd.
    c/o M&C Corporate Services Limited
    P.O. Box 309 G.T.
    Ugland House
    South Church Street, George Town
    Grand Cayman, Cayman Islands

Ladies and Gentlemen:

1.  To secure the payment of all Obligations (as hereafter defined), we hereby grant to you a continuing security interest in all of the following property now owned or at any time hereafter acquired by us, or in which we now have or at any time in the future may acquire any right, title or interest (the “Collateral”): all accounts, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general intangibles (including, without limitation, payment intangibles), chattel paper, supporting obligations, investment property, letter-of-credit rights, trademarks, tradestyles, patents and copyrights in which we now have or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor.

2.  The term “Obligations” as used herein shall mean and include all debts, liabilities and obligations owing by us to you and all loans, advances, extensions of credit, endorsements, guaranties, benefits and/or financial accommodations heretofore or hereafter made, granted or extended by you to us or which you have or will become obligated to make, grant or extend to us or for our account and any and all interest, charges and/or expenses heretofore or hereafter owing by us to you and any and all renewals or extensions of any of the foregoing, no matter how or when arising, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether under any present or future agreement or instruments between or among us, you or otherwise, including, without limitation, all obligations owing by us to you under that certain Guarantee dated as of the date hereof made by us in favor of you (as amended, modified and supplemented from time to time, the “Guarantee”).

3.  We hereby represent, warrant and covenant to you that: (a) we are a company validly existing, in good standing and formed under the laws of Canada; (b) our legal name is “Thomas Equipment 2004 Inc.” as set forth in our Certificate of Incorporation as amended through the date hereof; (c) we are the lawful owner of the Collateral and have the sole right to grant a security interest therein and will defend the Collateral against all claims and demands of all persons and entities; (d) we will keep the Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature; (e) we will at our own cost and expense keep the Collateral in good state of repair and will not waste or destroy the same or any part thereof; (f) we will not without your prior written consent, sell, exchange, lease or otherwise dispose of the Collateral or any of our rights therein or permit any lien or security interest to attach to same, except that created by this Agreement; (g) we will insure the Collateral in your name against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as you shall specify in amounts and under policies by insurers acceptable to you and all premiums thereon shall be paid by us and the policies delivered to you. If we fail to do so, you may procure such insurance and the cost thereof shall constitute Obligations; (h) we will at all times allow you or your representatives free access to and the right of inspection of the Collateral; and (i) we hereby indemnify and save you harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys’ fees, that you may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Agreement and/or the Guarantee and/or in the prosecution or defense of any action or proceeding either against you or us concerning any matter growing out of or in connection with this Agreement, the Guarantee and/or any of the Obligations and/or any of the Collateral.

4.  We shall be in default under this Agreement upon the happening of any of the following events or conditions, each such event or condition an “Event of Default”:

(a)	failure to make payment of any of the Obligations when due;

(b)	the occurrence of an “Event of Default” (as defined in that certain Security and Purchase Agreement dated as of the date hereof among Thomas Equipment, Inc., Thomas Ventures, Inc., and you (the “Security Agreement”); capitalized terms not defined herein shall have the meanings given to them in the Security Agreement);

(c)	failure by us to pay any taxes when due (to the extent such unpaid taxes for any fiscal year exceed $14,000 in the aggregate) unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on our books;

(d)	failure to perform under, and/or committing any breach of, in any material respect, this Agreement, the Guarantee, any other Ancillary Agreement to which we are a party or any other agreement between us or any of our Subsidiaries, on the one hand, and you, on the other hand, which failure or breach shall continue for a period of thirty (30) days after the occurrence thereof;

(e)	the occurrence of any event of default (or similar term) under any indebtedness in excess of $325,000 which we or any of our Subsidiaries are a party with third parties;

(f)	any representation, warranty or statement made by us hereunder, in any other Ancillary Agreement to which we are a party, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

(g)	an attachment or levy is made upon our assets having an aggregate value in excess of $125,000 or a judgment is rendered against us or our property involving a liability of more than $325,000 which shall not have been vacated, discharged, stayed or bonded within forty (40) days from the entry thereof;

(h)	any change in our or any of our Subsidiaries’ condition or affairs (financial or otherwise) which in our reasonable, good faith opinion, could reasonably be expected to have a Material Adverse Effect;

(i)	any Lien created hereunder or under any other Ancillary Agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except for Permitted Liens;

(j)	if we cease paying our debts as they mature, cease or threaten to cease to carry on our business, make an assignment for the benefit of creditors, commit any act or do any thing constituting or being an event of bankruptcy or insolvency (as defined or provided for in any applicable statute), fail to defend in good faith any action, suit or proceeding commenced against us, fail to discharge or appeal forthwith any judgment for the payment of money rendered against us, fail to pay any taxes, rates or charges when due, in consequence of which any Lien or other encumbrance, inchoate or otherwise, upon the Collateral arises or could arise thereby which is not a Permitted Lien, apply to any tribunal or similar body for the appointment or authorization of any receiver, trustee, liquidator or sequestrator or otherwise commence any proceedings relating to any substantial portion of our property under any reorganization, arrangement or readjustment of debt, dissolution, winding-up, adjustment, composition or liquidation law or statute of any jurisdiction including, without limitation, under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up and Restructuring Act (Canada), whether now or hereafter in effect (each of the foregoing herein referred to as a “Proceeding”);

(k)	if there is commenced against us any Proceeding and an order approving the petition or dissolution, liquidation or winding up is entered, or such Proceeding remains undismissed for a period of forty-five (45) days, any receiver, trustee, liquidator, sequestrator or similar official of or for us or any substantial portion of our property is appointed, we by any act indicate consent to or approval of or acquiescence in any Proceeding or the appointment of any receiver, trustee, liquidator, sequestrator or similar official of or for us or any substantial portion of our property or if any writ of seizure and sale, distress or similar process is levied or enforced against a substantial portion of our property and assets or otherwise remains undischarged or not defended or appealed forthwith;

(l)	we directly or indirectly sell, assign, transfer, convey, or suffer or permit to occur any sale, assignment, transfer or conveyance of any of our assets or any interest therein, except as permitted herein;

(m)	the occurrence of a change in our controlling ownership or a Senior Management Change;

(n)	our, any of our Subsidiaries’, our executive officers’ or any of our Subsidiaries’ executive officers’ indictment or threatened indictment under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against us, any of our Subsidiaries, our executive officers or any of our Subsidiaries’ executive officers pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of our property or any of our Subsidiaries;

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(o)	if an event of default (or similar term) shall occur under any Ancillary Agreement;

(p)	we shall breach any term or provision of any Ancillary Agreement to which we are a party which is not cured within any applicable cure or grace period;

(q)	if we or any of our Subsidiaries attempt to terminate, challenge the validity of, or its liability under any Ancillary Agreement;

(r)	if the guarantor under the New Brunswick Government Guarantee attempts to terminate, challenges the validity of, or its liability under the New Brunswick Government Guarantee;

(s)	should we, any of our Subsidiaries or the guarantor under the New Brunswick Government Guarantee default in its obligations under any Ancillary Agreement to which it is a party or if any proceeding shall be brought to challenge the validity, binding effect of any Ancillary Agreement to which it is a party or should we, any of our Subsidiaries or the guarantor under the New Brunswick Government Guarantee breach any representation, warranty or covenant contained in any Ancillary Agreement to which it is a party or should any Ancillary Agreement cease to be a valid, binding and enforceable obligation of ours, any of our Subsidiaries or the guarantor under the New Brunswick Government Guarantee (to the extent such Persons are a party thereto); or

(t)	a default or event of default shall have occurred under any of the Acquisition Documentation which is not cured during any applicable cure or grace period.

5.  Upon the occurrence of any Event of Default and at any time thereafter, you may declare all Obligations immediately due and payable and you shall have the remedies of a secured party provided in the Uniform Commercial Code as in effect in the State of New York, this Agreement and other applicable law. You will at all times have the right to take possession of the Collateral and to maintain such possession on our premises or to remove the Collateral or any part thereof to such other premises as you may desire. Upon your request, we shall assemble the Collateral and make it available to you at a place designated by you. If any notification of intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed properly and reasonably given if mailed at least ten days before such disposition, postage prepaid, addressed to us either at our address shown herein or at any address appearing on your records for us. Any proceeds of any disposition of any of the Collateral shall be applied by you to the payment of all expenses in connection with the sale of the Collateral, including reasonable attorneys’ fees and other legal expenses and disbursements and the reasonable expense of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds may be applied by you toward the payment of the Obligations in such order of application as you may elect, and we shall be liable for any deficiency.

6.  If we default in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties on our part to be performed or fulfilled under or pursuant to this Agreement, you may, at your option without waiving your right to enforce this Agreement according to its terms, immediately or at any time thereafter and without notice to us, perform or fulfill the same or cause the performance or fulfillment of the same for our account and at our sole cost and expense, and the cost and expense thereof (including reasonable attorneys’ fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law.

7.  We appoint you, any of your officers, employees or any other person or entity whom you may designate as our attorney, with power to execute such documents in our behalf and to supply any omitted information and correct patent errors in any documents executed by us or on our behalf; to file financing statements against us covering the Collateral; to sign our name on public records; and to do all other things you deem necessary to carry out this Agreement. We hereby ratify and approve all acts of the attorney and neither you nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Obligations remains unpaid.

8.  No delay or failure on your part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by you and then only to the extent therein set forth, and no waiver by you of any default shall operate as a waiver of any other default or of the same default on a future occasion. Your books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, shall be binding upon us for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. You shall have the right to enforce any one or more of the remedies available to you, successively, alternately or concurrently. We agree to join with you in executing financing statements or other instruments to the extent required by the Uniform Commercial Code in form satisfactory to you and in executing such other documents or instruments as may be required or deemed necessary by you for purposes of affecting or continuing your security interest in the Collateral.

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9.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and cannot be terminated orally. All of the rights, remedies, options, privileges and elections given to you hereunder shall enure to the benefit of your successors and assigns. The term “you” as herein used shall include your company, any parent of your company, any of your subsidiaries and any co-subsidiaries of your parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall enure to the benefit of and shall bind the representatives, successors and assigns of each of us and them. You and we hereby (a) waive any and all right to trial by jury in litigation relating to this Agreement and the transactions contemplated hereby and we agree not to assert any counterclaim in such litigation, (b) submit to the nonexclusive jurisdiction of any New York State court sitting in the borough of Manhattan, the city of New York; provided, that nothing in this Agreement shall be deemed to preclude you from bringing suit or taking other legal action in any other jurisdiction. and (c) waive any objection you or we may have as to the bringing or maintaining of such action with any such court. We hereby waive personal service of process in any such action and agree that service of such process may be made by registered or certified mail addressed to us at the address set forth below.

[CONTINUED ON FOLLOWING PAGE]

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10.  All notices from you to us shall be sufficiently given if mailed or delivered to us at our address set forth below.

Very truly yours,

THOMAS EQUIPMENT 2004, INC.

By:	/s/ CLIFFORD RHEE

Name: Clifford Rhee Title: President

Address:

Dated as of : November 9, 2004

ACKNOWLEDGED

LAURUS MASTER FUND, LTD.

/s/ DAVID GRIN

Name: David Grin Title: Fund Manager

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